SECURITIES  AND  EXCHANGE  COMMISSION

                          Washington,  D.C.  20549

                                 Form  8-K

                              CURRENT  REPORT

              Pursuant  to  Section  13  or  15(d)  of  the

                  Securities  Exchange  Act  of  1934


Date  of  Report  (Date  of  earliest
event  reported):  August  31,  2012

                             DISCOVERY ENERGY CORP.
                         f/k/a "Santos Resource Corp."
               (Exact name of registrant as specified in its Charter)
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              Nevada                000-53520               98-0507846
 (State or other jurisdiction  (Commission File Number)    (IRS Employer
 of Incorporation)                                       Identification Number)
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                         One Riverway Drive, Suite 1700
                              Houston, Texas 77056
                                  713-840-6495
           (Address and telephone number of principal executive offices, including zip code)
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                            ________________________
                      (Former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Registrant under any of the following provisions:

     [  ]     Written  communications  pursuant to Rule 425 under the Securities
Act  (17  CFR  230.425)

     [  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17  CFR  240.14a-12)

     [ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange  Act   (17  CFR  240.14d-2(b))

     [ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange  Act  (17  CFR  240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

                             Native Title Agreement
                             ----------------------

     On September 3, 2012, Discovery Energy SA Ltd (the "Subsidiary"), the Australian subsidiary of Discovery Energy Corp. (the "Company"), completed the execution of an agreement titled "Deed (Pursuant to Section 31 of the Native Title Act 1993)" (referred to hereinafter as the "Native Title Agreement") with
(a) the State of South Australia, (b) representatives of the Dieri Native Title Holders (the "Native Title Holders") on behalf of the Native Title Holders, and
(c) the Dieri Aboriginal Corporation (the "Association"). The Native Title Holders have certain historic rights on the lands covered by the Petroleum Exploration License (PEL) 512 in the State of South Australia (the "License"). The Company is seeking to have the License issued to the Subsidiary. The License covers 584,651 gross acres overlaying portions of the geological system generally referred to as the Cooper and Eromanga basins. The Native Title
Agreement memorializes the agreement of the Native Title Holders and the Association to the issuance of the License and the Subsidiary's activities with respect to the License.

     The term of the Native Title Agreement commenced upon its execution, and it will terminate on the completion of the operations proposed or which may be undertaken by the Subsidiary in connection with the License and all subsequent licenses resulting from the License. The License is expected to be granted for an initial term of five years and for two additional, five-year renewal terms. When the License falls due for renewal, the Subsidiary, if not in default under the License, would be entitled to the renewal of the License in accordance with the terms of the License. The Subsidiary would also be entitled to the grant of a subsequent license, such as a production license, pipeline license or an associated activities license, upon its application for same if warranted. By entering into the Native Title Agreement the Native Title Holders agree to the grant of the License and all subsequent licenses to the Subsidiary, and they also covenant not to lodge or make any objection to any grant of licenses to the Subsidiary in respect of the License area unless the Subsidiary is in breach of an essential term under the Native Title Agreement. The Native Title Agreement provides that it will not terminate in the event of a breach of a payment obligation, but the parties may avail themselves of all other remedies available at law, which would involve recourse to the non-exclusive jurisdiction of the courts of the Commonwealth of Australia and the State of South Australia. Recourse for breach of operational obligations of the Subsidiary in favor of the Native Title Holders and the Association would be subject to the stipulated dispute resolution procedure involving negotiation and mediation before any party may commence court proceedings or arbitration.

     In consideration of the Native Title Holders' entering into the Native Title Agreement, the Subsidiary is obligated to make to them a one-time payment in the amount of AUS$75,000 (or approximately US$77,258 based on exchanges rates in effect on August 21, 2012). Moreover, throughout the term of the License, the Subsidiary is obligated to pay to the State of South Australia for the benefit of the Native Title Holders production payments in amounts equal to 1% of the value at the wellhead of petroleum produced and sold from the lands covered by the License. Furthermore, for facilitating the administration of this Native Title Agreement, the Subsidiary will pay in advance to the Association an annual fee comprising 12% of a maximum administration fee (the "Maximum Administration Fee"), which is AUS$150,000 (or approximately US$154,516 based on exchanges rates in effect on August 21, 2012) (subject to adjustment for inflation). This 12% payment will be made for each year of the first five-year term of the License. After the first five-year term of the License, the payment will be four percent 4% of the Maximum Administration Fee for each year of the second and third five-year terms of the License.

     The Subsidiary has virtually unlimited ability to assign and transfer (partially or entirely) its rights in the Native Title Agreement, provided certain procedural requirements are met. This ability should enhance the Subsidiary's ability to procure an industry joint venture partner.

     The Native Title Agreement features extensive provisions governing aboriginal heritage protection in connection with the Subsidiary's activities relating to the License. Management believes that these provisions (as well as the other provisions of the Native Title Agreement) are reasonable and customary, and are the industry standard throughout Australia. Under the Native Title Agreement, the Native Title Holders authorize the Subsidiary to enter upon the License area at all times and to commence and proceed with petroleum operations, and, while the provisions governing aboriginal heritage protection could adversely affect operational strategy and could increase costs, the Native Title Holders and the Association covenant that they will not interfere with the conduct of those operations; will actively support the Subsidiary in procuring all approvals, consents and other entitlements and rights as are necessary to support the interests of the Subsidiary in furthering the project; will refrain from doing any act which would impeded or prevent the Subsidiary from exercising or enjoying any of the rights granted or consented to under the Native Title Agreement; and will observe all applicable laws in performing their obligations under the Native Title Agreement.

     In connection with the entry into the Native Title Agreement, the Subsidiary entered into a similar agreement with other Aboriginal native titleholders and claimants with respect to a comparatively small amount of land also covered by the License. For all practical purposes, the terms of this additional agreement are the same as those contained in the Native Title Agreement. Payments made under this second agreement will reduce payments under the Native Title Agreement on a dollar-for-dollar basis, so that each of the two groups of native title holders and claimants will receive payments proportionately based on the amount of land that their respective claims represent relative to the total area covered by the License.

     On September 6, 2012, the related South Australian government agency formally offered to grant the License to the Subsidiary. The Native Title Agreement and similar agreement were preconditions to this offer. This offer must be accepted within 60 days, and a nominal annual fee must accompany the acceptance. Also upon acceptance, the Company must, within seven (7) business days, make the one-time payment to the Native Titleholders described above. Prior to commencing any fieldwork, the Subsidiary will need to post a minimum security deposit of AU$50,000 (or approximately US$51,500 based on exchanges rates in effect on August 31, 2012). The Company intends to cause the Subsidiary to accept the offer timely. Once the offer is accepted and the License is issued, the Company will report these events in a subsequent Current Report on Form 8-K, giving further information regarding the issued License.

                              Assignment Amendment
                              --------------------

     On August 31, 2012, the Company and Keith D. Spickelmier entered into an amendment (the "Second Amendment") with regard to that certain assignment (the "Assignment") dated effective January 13, 2012 executed by Mr. Spickelmier in favor the Company, whereby the Company acquired all of Mr. Spickelmier's rights in a legal document (as amended and restated, the "Liberty Agreement") with Liberty Petroleum Corporation ("Liberty") whereby Liberty granted to Mr. Spickelmier an exclusive right to negotiate an option to acquire the License. By the end of January 2012, the Company had successfully negotiated such an option. In connection with the execution of the Assignment, the Company (among other things) issued 20.0 million shares of its common shares to Mr. Spickelmier for the assignment of his rights in the Liberty Agreement. The Assignment provided that, if the South Australian Minister of Regional Development (the "Minister") ever definitively decides not to grant and issue the License, or has failed to grant and issue the License to the Company prior to April 30, 2012 (whichever occurs first), then Mr. Spickelmier would return immediately to the Company the 20.0 million shares issued to him in connection with the delivery of the Assignment. Mr. Spickelmier and the Company previously amended the Assignment to extend the preceding April 30th date until August 31, 2012

     The Assignment also provided that, if the License were issued to the Company, then Mr. Spickelmier would be entitled to be issued a convertible non-interest bearing promissory note (the "Note") with a principal amount of $55,000, payable in full one year after the issuance thereof, such principal to be convertible into 55.0 million shares of the Company's common stock (at $0.001 per Share) at any time after the Company has increased its authorized capital to at least 125.0 million shares or has undertaken a reverse stock split in which at least two or more shares are combined into one share. The Note arrangement was undertaken because (at the time of the Assignment) the Company did not have sufficient authorized but unissued shares to issue 55.0 million shares outright. Since the time of the Assignment, the Company has increased the number of its authorized but unissued shares so that it now has sufficient such shares to issue 55.0 million shares outright, thereby rendering the Note arrangement moot. Accordingly, Mr. Spickelmier and the Company amended the Assignment again in the Second Amendment to provide that, upon the issuances of the License to the Company, Mr. Spickelmier will be entitled to receive 55.0 million shares outright in lieu of the Note.

     Mr. Spickelmier and the Company amended the Assignment further in the Second Amendment to provide that, if the Minister ever definitively decides not to grant and issue the License, or has failed to grant and issue the License to the Company prior to November 30, 2012 (rather than the previously agreed upon August 31, 2012), then Mr. Spickelmier would return immediately to the Company the 20.0 million shares issued to him in connection with the delivery of the Assignment. Because of the License offer grant discussed above that occurred after the signing of the Second Amendment, the amended provisions described in this paragraph may prove to be moot.

ITEM  9.01  FINANCIAL  STATEMENTS  AND  EXHIBITS.

     (c)     Exhibits

     10.1     Deed  (Pursuant  to Section 31 of the Native Title Act 1993) among
(a) Honorable Tom Koutstantonis, Minister for Mineral Resources and Energy, for and on behalf of the State of South Australia, (b) Discovery Energy SA Ltd, (c) Edward Lander, Rhonda Gepp-Kennedy, one signatory whose name was withheld for cultural reasons, Sylvia Stuart, Irene Kemp and David Mungerannie, for and on behalf of the Dieri Native Title Holders, and (d) the Dieri Aboriginal Corporation.
     10.2 Second Amendment dated August 31, 2012 to Assignment dated effective January 13, 2012 executed by Keith D. Spickelmier in favor of the Company

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 DISCOVERY  ENERGY  CORP.,
                                 f/k/a  "Santos  Resource  Corp."
                                        (Registrant)

Date:  September  7,  2012       By:  /s/  Keith  J.  McKenzie
                                 -----------------------------
                                           Keith  J.  McKenzie,
                                           Chief  Executive  Officer